EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS INCREASED EARNINGS FOR 2007

Evansville, IN (February 15, 2008) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the year ended December 2007 increased 9% compared to last year, resulting in earnings per share of $0.72 per common share compared to $0.65 last year. Net sales for the quarter and year ended December 2007 declined 7% and 3%, respectively, compared to the same periods last year due to lower sales in the Sporting Goods business. Operating income for the year ended December 2007, increased 10% over last year due to increased profitability in both business segments. Net income and earnings per common share for the quarter ended December 2007, were unchanged from the same quarter last year.

Sporting Goods revenues for the quarter and year ended December 2007 declined 12% and 5%, respectively, compared to the same periods last year due to lower sales to mass market retail customers. Industry-wide erosion in consumer demand for soccer and hockey game tables is the primary reason for the decline and this trend is expected to continue into next year. Partially offsetting this decline is an increase in sales to sporting goods specialty retailers and dealers. Sales to these channels increased 14% during fiscal 2007 compared to the prior year and represent the core of the Company’s strategy to diversify both product offerings and distribution channels. Sales to the specialty/dealer channel now make up 38% of total sporting goods sales compared to 31% last year. Management anticipates this trend to continue with growth from the specialty/dealer channel offsetting the decline expected in the mass market retail channel.

Office Products revenues for the quarter and year ended December 2007 increased 5% and 2%, respectively, compared to the same periods last year primarily due to increased sales of shredder equipment in Europe and changes in the foreign exchange rate. Excluding the impact of foreign currency fluctuations, revenues for fiscal 2007 were unchanged from the prior year. While sales to traditional office products retailers declined due to economic factors, growth was realized in specialty, industrial and government high security shredders. New product introductions led to growth in the printing and graphic arts markets. The slowdown in the U.S. office products market is being offset by higher demand for professional and heavy duty paper shredders in Europe. Management anticipates growth will come from office machine specialty dealers and the government high security/industrial shredder markets.

Robert Keller, President and CEO of Escalade, Inc. stated that “This past year marked an important transition to a ‘consumer innovation’ centered future for Escalade. We experienced short-term challenges in the mass retail and office products channels, and yet we achieved steady gains in the dealer and specialty channels consistent with our strategy. Several important acquisitions, including Trophy Ridge and Carolina Archery, were successfully integrated. Brand building and product innovation are now taking center stage in our passion to “fulfill the pursuit of life, work, and play.” The introduction of our new Intimus line of premium shredders demonstrated our ability to meet the emerging needs of our consumers supported through a global dealer network. We also began a multi-year transition to a new, integrated management information system to ensure that our infrastructure can support future growth. These changes will take time, but we believe our consumer-focused strategy, organization and businesses processes will position Escalade for long term growth and increased shareholder value.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited, In Thousands Except Per Share Amounts)

	3 Months Ended		12 Months Ended

	29 Dec 2007	30 Dec 2006	29 Dec 2007	30 Dec 2006

NET SALES	$40,892	$44,133	$185,576	$191,465

OPERATING EXPENSES
Cost of goods sold	30,392	33,138	131,389	137,821
Selling and administrative	8,472	8,055	38,462	39,466
Amortization costs	398	370	2,657	2,343

OPERATING INCOME	1,630	2,570	13,068	11,835

OTHER INCOME (EXPENSE)
Interest expense	(654)	(711)	(2,837)	(2,637)
Other income (expense)	2,262	878	3,991	2,263

INCOME BEFORE INCOME TAXES	3,238	2,737	14,222	11,461

PROVISION (BENEFIT) FOR INCOME TAXES	646	146	4,967	2,966

NET INCOME	$2,592	$2,591	$9,255	$8,495

PER SHARE DATA
Basic earnings per share	$0.20	$0.20	$0.72	$0.65

Diluted earnings per share	$0.20	$0.20	$0.72	$0.65

Average shares outstanding	12,672	13,036	12,899	13,012

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	29 December 2007	30 December 2006

ASSETS
Current assets	$70,798	$74,470
Property, Plant & Equipment – net	20,391	20,657
Other assets	35,024	30,561
Goodwill	25,803	25,027

Total	$152,016	$150,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$39,356	$41,345
Other liabilities	20,918	23,655
Stockholders’ equity	91,742	85,715

Total	$152,016	$150,715